Contact:     Frank J. Travea, III
                                                   President
                                                   Roebling Financial Corp, Inc.
                                                   (609) 499-9400


Roebling Financial Corp, Inc.
Roebling Bank
Route 130 and Delaware Avenue
Roebling, New Jersey 08554

OTC Electronic Bulletin Board "RBLG"

                                                   For Immediate Release
                                                   November 8, 2005


                          ROEBLING FINANCIAL CORP, INC.
                          ANNOUNCES FIRST CASH DIVIDEND


         Roebling, New Jersey - November 8, 2005, --Frank J. Travea, III, President of Roebling Financial Corp, Inc., the holding company for Roebling Bank, announced today that its Board of Directors has declared a cash dividend of $.10 per share payable to stockholders of record as of November 28, 2005. Payment will be made on December 27, 2005. This is the Company's first dividend since completing its second step conversion on September 30, 2004.

         Mr. Travea indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         Roebling Bank is a federally chartered stock savings bank, which conducts its business from its main and branch offices in Roebling, New Jersey, and branches in New Egypt, and Westampton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance
Corporation. At September 30, 2005, the Company had total assets and stockholders' equity of approximately $112 million and $16 million, respectively. The Company's common stock is quoted on the OTC Bulletin Board under the symbol "RBLG".